Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2018

Key Highlights:

•

Increased our share repurchase program by $1.0 billion to a total of $1.5 billion, which is expected to be completed by year-end; repurchased approximately 8 million common shares for $380 million in the first quarter, completing the initial $500 million program

•	Commenced a $500 million accelerated share repurchase in April, which is expected to be completed in the second quarter, as part of our $1.5 billion share repurchase program
•	Retired $390 million principal amount of debt, including our 8.125% notes due 2019, in connection with our previously announced $500 million debt reduction initiative
•

Announced a seventh oil discovery on the Stabroek block, offshore Guyana (Hess 30 percent), at the Pacora-1 exploration well located approximately four miles to the west of the Payara-1 well.  The Payara field, which is planned as the third development, will now include Pacora resources and bring expected gross production from the first three phases of development to more than 500,000 barrels of oil per day (bopd)

First Quarter Financial and Operating Highlights:

•	Net loss was $106 million, or $0.38 per common share, compared with a net loss of $324 million, or $1.07 per common share, in the first quarter of last year
•	Adjusted net loss was $72 million, or $0.27 per common share, in the first quarter of 2018
•	Oil and gas production exceeded guidance: net production averaged 233,000 barrels of oil equivalent per day (boepd), excluding Libya; Bakken production was 111,000 boepd
•	Exploration & Production capital and exploratory expenditures were $384 million in the quarter, compared to $393 million in the prior-year quarter
•	Cash and cash equivalents were $3.7 billion at March 31, 2018

NEW YORK, April 25, 2018 — Hess Corporation (NYSE: HES) today reported a net loss of $106 million, or $0.38 per common share, in the first quarter of 2018, compared to a net loss of $324 million, or $1.07 per common share, in the first quarter of 2017.  On an adjusted basis, the Corporation reported an after-tax net loss of $72 million, or $0.27 per common share, in the first quarter of 2018.  The improved after-tax adjusted results reflect higher realized crude oil selling prices, lower operating costs and depreciation, depletion and amortization expense, partially offset by lower production volumes, primarily due to asset sales.

“Our focus for 2018 is on execution and we believe we are off to a very strong start to the year,” Chief Executive Officer John Hess said. “In the first quarter, we increased cash returns to shareholders, reduced debt, exceeded our production guidance, continued to lower our costs and announced two significant oil discoveries offshore Guyana – Ranger and Pacora.”

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended
	March 31,
	(unaudited)
	2018	2017
	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(25)	$(233)
Midstream	28	18
Corporate, Interest and Other	(109)	(109)
Net income (loss) attributable to Hess Corporation	$(106)	$(324)

Net income (loss) per common share (diluted) (a)	$(0.38)	$(1.07)

Adjusted Net Income (Loss) Attributable to Hess Corporation (b)
Exploration and Production	$12	$(233)
Midstream	28	18
Corporate, Interest and Other	(112)	(109)
Adjusted net income (loss) attributable to Hess Corporation	$(72)	$(324)

Adjusted net income (loss) per common share (diluted) (a)	$(0.27)	$(1.07)

Weighted average number of shares (diluted)	309.5	313.9
(a)	Calculated as net income (loss) attributable to Hess Corporation less preferred stock dividends, divided by weighted average number of diluted shares.
(b)

Adjusted net income (loss) attributable to Hess Corporation excludes items affecting comparability of earnings between periods summarized on page 6.  A reconciliation of net income (loss) attributable to Hess Corporation to adjusted net income (loss) attributable to Hess Corporation is provided on page 7.

Exploration and Production:

Exploration and Production (E&P) net loss in the first quarter of 2018 was $25 million, compared to a net loss of $233 million in the first quarter of 2017.  On an adjusted basis, first quarter 2018 net income was $12 million.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $59.32 per barrel in the first quarter of 2018, up from $48.58 per barrel in the year-ago quarter.  The average realized natural gas liquids selling price in the first quarter of 2018 was $21.11 per barrel, versus $18.71 per barrel in the prior-year quarter, while the average realized natural gas selling price was $3.86 per mcf, compared to $3.20 per mcf in the first quarter of 2017.

Net production, excluding Libya, was 233,000 boepd in the first quarter of 2018, compared to 307,000 boepd in the prior-year quarter.  Lower volumes were primarily due to prior-year asset sales, the previously announced unplanned downtime at the third-party operated Enchilada platform in the Gulf of Mexico, and natural decline.  These lower volumes were partially offset by higher production in the Bakken and from North Malay Basin.  First quarter 2017 net production, excluding asset sales and Libya, was 241,000 boepd.  Libya net production was 22,000 boepd in the first quarter of 2018, compared to 4,000 boepd in the prior-year quarter.

Excluding items affecting comparability of earnings between periods, cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $13.46 per barrel of oil equivalent (boe) in the first quarter, down 5 percent from $14.16 per boe in the prior-year quarter due to increased low-cost production from North Malay Basin and sales of higher cost assets.  First quarter 2018 per unit cash costs were also negatively impacted by deferred production and maintenance costs incurred related to downtime at the Enchilada platform.  E&P income tax expense increased in the first quarter of 2018, compared to the prior-year quarter, primarily due to higher Libya production.

Operational Highlights for the First Quarter of 2018:

Bakken (Onshore U.S.):  Net production from the Bakken increased 12 percent to 111,000 boepd from 99,000 boepd in the year-ago quarter due to increased drilling activity and improved well performance.  The Corporation operated an average of four rigs in the first quarter, drilling 23 wells and bringing 13 new wells online.  The Corporation plans to add a fifth rig in the third quarter and a sixth rig in the fourth quarter of this year.

Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 41,000 boepd, compared to 66,000 boepd in the prior-year quarter primarily due to the ongoing shutdown at the third-party operated Enchilada platform from the fourth quarter of 2017.  Production recommenced at the Baldpate, Penn State and Llano Fields during the first quarter of 2018, while production is expected to restart at the Conger Field by the end of the third quarter of 2018.  At the Stampede development (Hess operated - 25 percent), first production commenced in January 2018 and is expected to ramp up over the next 18 months as we complete additional wells.

North Malay Basin (Offshore Malaysia):  Net production from North Malay Basin (Hess - 50 percent) was 22,000 boepd, compared to 2,000 boepd in the prior-year quarter, which commenced production from its full field development in July 2017.  In the first quarter, production was impacted by approximately 4,000 boepd due to downtime for planned maintenance of condensate export equipment.

Guyana (Offshore):  At the Stabroek Block (Hess - 30 percent), operated by Esso Exploration and Production Guyana Limited, the Pacora-1 exploration well encountered approximately 65 feet of high-quality, oil-bearing sandstone reservoir and is the seventh significant oil discovery on the Block.  The well is located approximately four miles west of the Payara-1 well and the operator plans to integrate the discovery into a third phase of development, with first production from this phase planned for late 2023 or early 2024.  The Operator also completed drilling at the Liza-5 well with the Stena Carron drillship, and is conducting a series of production tests.  In April, drilling commenced at the Sorubim-1 well with the Noble Bob Douglas drillship.

Development activities for Liza Phase 1, which include a floating, production, storage, and offloading vessel (FPSO) with a gross capacity of 120,000 bopd, are on schedule and first production is expected by 2020.  Planning continues for a second phase of development, that is expected to include a larger FPSO with a gross capacity of approximately 220,000 bopd, with first production planned by mid-2022.

Ghana (Offshore):  In February, we entered into an agreement to sell our interests in Ghana for total consideration of $100 million, consisting of a $25 million payment upon closing and a further payment of $75 million payable upon approval of the Plan of Development for the Deepwater Tano Cape Three Points block, which is expected by year-end 2018.  The transaction is subject to government approval and customary closing conditions.

Midstream:

The Midstream segment, comprised primarily of Hess Infrastructure Partners LP, our 50/50 midstream joint venture, had net income of $28 million in the first quarter of 2018, compared to net income of $18 million in the prior-year quarter, reflecting higher throughput volumes and lower operating costs.

Corporate, Interest and Other:

Net results were an after-tax expense of $109 million in the first quarters of 2018 and 2017.  On an adjusted basis, first quarter 2018 was an after-tax expense of $112 million.  Capitalized interest in the first quarter of 2018 was $13 million less than the year-ago quarter primarily due to first production commencing at the Stampede Field in January 2018.

Impact of Changes in Accounting Standards – Presentation of Net Periodic Pension Cost:

Effective January 1, 2018, the Corporation adopted Accounting Standards Update 2017-07, Compensation – Retirement Benefits (ASU 2017-07), which requires disaggregated disclosure of service cost from other components of net periodic benefit cost, including interest cost, expected return on plan assets, and amortization of unrecognized actuarial gains or losses.  Prior to adoption, all net periodic pension cost was included in expenses.  Following the adoption of ASU 2017-07, other components of net periodic pension cost are reported in other, net within non-operating income, with prior periods recast to conform to the current year presentation.  For the three months ended March 31, 2018 and 2017, other components of net periodic pension cost reported in non-operating income amounted to income of $16 million and an expense of $2 million, respectively.

Capital and Exploratory Expenditures:

E&P capital and exploratory expenditures were $384 million in the first quarter of 2018, compared to $393 million in the prior-year quarter.  The 2018 activity primarily reflects increased drilling in the Bakken and ongoing Liza Phase 1 development, partially offset by lower expenditures in the Gulf of Mexico, Malaysia and for exploration activities.  Midstream capital expenditures were $37 million in the first quarter of 2018, up from $28 million in the year-ago quarter.  Midstream investments in its 50/50 joint venture with Targa Resources were $24 million in the first quarter of 2018.

Liquidity:

Net cash provided by operating activities was $210 million in the first quarter of 2018, compared to $349 million in the first quarter of 2017.  Net cash provided by operating activities before changes in working capital was $397 million in the first quarter of 2018, including a reduction of $37 million related to severance charges, compared with $443 million in the year-ago quarter.  Changes in working capital during the first quarter of 2018 was a net outflow of $187 million due to a reduction in accounts payable and accrued liabilities, premiums paid on commodity contracts, and the timing of interest payments.

The Corporation purchased approximately eight million shares of common stock for $380 million in the first quarter of 2018 completing the initial $500 million program.  In April, we entered into a $500 million accelerated share repurchase agreement.  The Corporation also paid $415 million to retire debt in the first quarter, including the redemption of $350 million principal amount of 8.125% notes due in 2019, and the purchase of other notes.

Excluding the Midstream segment, the Corporation had cash and cash equivalents of $3,351 million and total debt of $5,587 million at March 31, 2018.  The Corporation’s debt to capitalization ratio was 35.5 percent at March 31, 2018 and 36.1 percent at December 31, 2017.

The Midstream segment had cash and cash equivalents of $375 million and total debt of $981 million at March 31, 2018.

Items Affecting Comparability of Earnings Between Periods:

The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended
	March 31,
	(unaudited)
	2018	2017
	(In millions)
Exploration and Production	$(37)	$—
Midstream	—	—
Corporate, Interest and Other	3	—
Total items affecting comparability of earnings between periods	$(34)	$—

Exploration and Production:  First quarter 2018 results included a net after-tax severance charge of $37 million related to the previously disclosed cost reduction program.  The pre-tax amounts are reported in operating costs and expenses ($19 million), general and administrative costs ($15 million), and exploration expense ($3 million).

Corporate, Interest and Other: First quarter 2018 results included an after-tax charge of $27 million related to the premium paid for the retirement of debt.  In addition, as required under accounting standards’ intraperiod allocation rules, we recognized a noncash income tax benefit of $30 million, which offsets a noncash income tax charge recorded in other comprehensive income resulting from the $125 million reduction in the Corporation’s pension liabilities.

The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended
	March 31,
	(unaudited)
	2018	2017
	(In millions)
Net income (loss) attributable to Hess Corporation	$(106)	$(324)
Less: Total items affecting comparability of earnings between periods	(34)	—
Adjusted net income (loss) attributable to Hess Corporation	$(72)	$(324)

The following table reconciles reported net cash provided by (used in) operating activities from cash provided by operating activities before changes in operating assets and liabilities:

	Three Months Ended
	March 31,
	(unaudited)
	2018	2017
	(In millions)
Cash provided by operating activities before changes in operating assets and liabilities	$397	$443
Changes in operating assets and liabilities	(187)	(94)
Net cash provided by (used in) operating activities	$210	$349

Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended.  Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data.  Estimates and projections contained in this release are based on the Corporation’s current understanding and assessment based on reasonable assumptions.  Actual results may differ materially from these estimates and projections due to certain risk factors discussed in the Corporation’s periodic filings with the Securities and Exchange Commission and other factors.

Non-GAAP financial measure

The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Cash provided by operating activities before changes in operating assets and liabilities” presented in this release is defined as Cash provided by operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that cash provided by operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to cash provided by operating activities before changes in operating assets and liabilities are provided in the release.

For Hess Corporation

Investor Contact:

Jay Wilson

(212) 536-8940

Media Contacts:

Lorrie Hecker

(212) 536-8250

Jamie Tully

Sard Verbinnen & Co

(212) 687-8080

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,346	$1,258	$1,663
Gains (losses) on asset sales, net	7	—	(362)
Other, net	37	(4)	(11)
Total revenues and non-operating income	1,390	1,254	1,290

Costs and expenses
Marketing, including purchased oil and gas	358	200	476
Operating costs and expenses	288	358	358
Production and severance taxes	39	31	31
Exploration expenses, including dry holes and lease impairment	40	58	356
General and administrative expenses	110	95	120
Interest expense (a)	103	84	80
Loss on debt extinguishment	27	—	—
Depreciation, depletion and amortization	417	737	646
Impairment	—	—	1,700
Total costs and expenses	1,382	1,563	3,767

Income (loss) before income taxes	8	(309)	(2,477)
Provision (benefit) for income taxes	73	(13)	158
Net income (loss)	(65)	(296)	(2,635)
Less: Net income (loss) attributable to noncontrolling interests	41	28	42
Net income (loss) attributable to Hess Corporation	(106)	(324)	(2,677)
Less: Preferred stock dividends	11	12	12
Net income (loss) attributable to Hess Corporation common stockholders	$(117)	$(336)	$(2,689)
(a)	Capitalized interest was $4 million in the first quarter of 2018, $17 million in the first quarter of 2017 and $25 million in the fourth quarter of 2017.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	March 31,	December 31,
	2018	2017
Balance Sheet Information

Cash and cash equivalents	$3,726	$4,847
Other current assets	1,288	1,310
Property, plant and equipment – net	16,181	16,192
Other long-term assets	877	763
Total assets	$22,072	$23,112

Current maturities of long-term debt	$196	$580
Other current liabilities	1,708	1,855
Long-term debt	6,372	6,397
Other long-term liabilities	1,859	1,926
Total equity excluding other comprehensive income (loss)	11,176	11,737
Accumulated other comprehensive income (loss)	(571)	(686)
Noncontrolling interests	1,332	1,303
Total liabilities and equity	$22,072	$23,112

	March 31,	December 31,
	2018	2017
Total Debt

Hess	$5,587	$5,997
Midstream (a)	981	980
Hess Consolidated	$6,568	$6,977

(a)  Midstream debt is non-recourse to Hess Corporation.

	March 31,	December 31,
	2018	2017
Debt to Capitalization Ratio

Hess Consolidated	35.5%	36.1%

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$(65)	$(296)	$(2,635)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
(Gains) losses on asset sales, net	(7)	—	362
Depreciation, depletion and amortization	417	737	646
Impairment	—	—	1,700
Exploratory dry hole costs	—	—	268
Exploration lease and other impairment	10	7	22
Stock compensation expense	13	22	21
Non-cash (gains) losses on commodity derivatives, net	38	—	54
Provision (benefit) for deferred income taxes and other tax accruals	(36)	(27)	54
Loss on debt extinguishment	27	—	—
Cash provided by operating activities before changes in operating assets and liabilities	397	443	492
Changes in operating assets and liabilities	(187)	(94)	(149)
Net cash provided by (used in) operating activities	210	349	343

Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(363)	(340)	(513)
Additions to property, plant and equipment - Midstream	(37)	(50)	(41)
Payments for Midstream equity investments	(24)	—	—
Proceeds from asset sales, net of cash sold	6	100	2,513
Other, net	(4)	—	—
Net cash provided by (used in) investing activities	(422)	(290)	1,959

Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	—	5	(168)
Debt with maturities of greater than 90 days
Borrowings	—	—	800
Repayments	(434)	(26)	(352)
Common stock acquired and retired	(371)	—	(110)
Cash dividends paid	(89)	(92)	(90)
Noncontrolling interests, net	(12)	—	(35)
Other, net	(3)	8	(26)
Net cash provided by (used in) financing activities	(909)	(105)	19

Net Increase (Decrease) in Cash and Cash Equivalents	(1,121)	(46)	2,321
Cash and Cash Equivalents at Beginning of Period	4,847	2,732	2,526
Cash and Cash Equivalents at End of Period	$3,726	$2,686	$4,847

Additions to Property, Plant and Equipment included within Investing Activities:
Capital expenditures incurred	$(391)	$(370)	$(547)
Increase (decrease) in related liabilities	(9)	(20)	(7)
Additions to property, plant and equipment	$(400)	$(390)	$(554)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
Bakken	$166	$90	$200
Other Onshore	10	8	5
Total Onshore	176	98	205
Offshore	83	158	162
Total United States	259	256	367
South America	75	45	81
Europe	1	15	51
Asia and other	49	77	69
E&P Capital and exploratory expenditures	$384	$393	$568

Total exploration expenses charged to income included above	$30	$51	$67

Midstream Capital expenditures	$37	$28	$46

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	First Quarter 2018
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$994		$352		$1,346
Gains (losses) on asset sales, net	—		2		2
Other, net	8		7		15
Total revenues and non-operating income	1,002		361		1,363

Costs and expenses
Marketing, including purchased oil and gas (a)	347		27		374
Operating costs and expenses	190		57		247
Production and severance taxes	38		1		39
Midstream tariffs	151		—		151
Exploration expenses, including dry holes and lease impairment	25		15		40
General and administrative expenses	51		6		57
Depreciation, depletion and amortization	286		99		385
Total costs and expenses	1,088		205		1,293

Results of operations before income taxes	(86)		156		70
Provision (benefit) for income taxes	(9)		104		95
Net income (loss) attributable to Hess Corporation	$(77)	(b)	$52		$(25)

	First Quarter 2017
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$903		$353		$1,256
Other, net	(10)		5		(5)
Total revenues and non-operating income	893		358		1,251

Costs and expenses
Marketing, including purchased oil and gas (a)	276		(53)		223
Operating costs and expenses	173		135		308
Production and severance taxes	31		—		31
Midstream tariffs	124		—		124
Exploration expenses, including dry holes and lease impairment	22		36		58
General and administrative expenses	47		10		57
Depreciation, depletion and amortization	445		258		703
Total costs and expenses	1,118		386		1,504

Results of operations before income taxes	(225)		(28)		(253)
Provision (benefit) for income taxes	(14)		(6)		(20)
Net income (loss) attributable to Hess Corporation	$(211)		$(22)	(c)	$(233)
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax results from crude oil hedging activities included $30 million of option premium amortization for contracts expiring in the quarter, and unrealized losses of $8 million.
(c)	After-tax results from crude oil hedging activities included $1 million of option premium amortization for contracts expiring in the quarter, and unrealized gains of $1 million.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2017
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,064		$599		$1,663
Gains (losses) on asset sales, net	(5)		(364)		(369)
Other, net	(7)		(11)		(18)
Total revenues and non-operating income	1,052		224		1,276

Costs and expenses
Marketing, including purchased oil and gas (a)	477		12		489
Operating costs and expenses	158		155		313
Production and severance taxes	30		1		31
Midstream tariffs	144		—		144
Exploration expenses, including dry holes and lease impairment	39		317		356
General and administrative expenses	50		8		58
Depreciation, depletion and amortization	453		163		616
Impairment	1,700		—		1,700
Total costs and expenses	3,051		656		3,707

Results of operations before income taxes	(1,999)		(432)		(2,431)
Provision (benefit) for income taxes	(10)		171		161
Net income (loss) attributable to Hess Corporation	$(1,989)	(b)	$(603)	(c)	$(2,592)
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax results from crude oil hedging activities included $25 million of option premium amortization for contracts expiring in the quarter, and unrealized losses of $27 million.
(c)	After-tax results from crude oil hedging activities included $5 million of option premium amortization for contracts expiring in the quarter, and unrealized gains of $3 million.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Net Production Per Day (in thousands)

Crude oil - barrels
United States
Bakken	72	67	69
Other Onshore (a)	1	8	2
Total Onshore	73	75	71
Offshore	31	47	30
Total United States	104	122	101
Europe (b)	6	31	27
Africa (c) (d)	20	35	35
Asia	4	2	3
Total	134	190	166

Natural gas liquids - barrels
United States
Bakken	28	23	30
Other Onshore (a)	5	10	6
Total Onshore	33	33	36
Offshore	4	6	4
Total United States	37	39	40
Europe (b)	—	1	1
Total	37	40	41

Natural gas - mcf
United States
Bakken	66	53	66
Other Onshore	65	106	77
Total Onshore	131	159	143
Offshore	37	75	34
Total United States	168	234	177
Europe (b)	10	38	30
Asia and other (d)	326	212	349
Total	504	484	556

Barrels of oil equivalent	255	311	300
(a)	The Corporation sold its Permian assets in August 2017. Production was 8,000 boepd in the first quarter of 2017.
(b)	The Corporation sold its Norway assets in December 2017. Production was 27,000 boepd in the first quarter of 2017 and 24,000 boepd in the fourth quarter of 2017.
(c)	The Corporation sold its Equatorial Guinea assets in November 2017. Production was 31,000 boepd in the first quarter of 2017 and 17,000 boepd in the fourth quarter of 2017.
(d)	Production from Libya was 22,000 boepd in the first quarter of 2018, 4,000 boepd in the first quarter of 2017 and 18,000 boepd in the fourth quarter of 2017.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Sales Volumes Per Day (in thousands) (a)

Crude oil - barrels	131	175	173
Natural gas liquids - barrels	37	40	41
Natural gas - mcf	504	484	556
Barrels of oil equivalent	252	296	307

Sales Volumes (in thousands) (a)

Crude oil - barrels	11,811	15,744	15,969
Natural gas liquids - barrels	3,308	3,623	3,760
Natural gas - mcf	45,392	43,544	51,346
Barrels of oil equivalent	22,684	26,624	28,287

(a) Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2018	2017	2017
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
Onshore	$56.40	$46.47	$51.66
Offshore	59.14	47.18	52.73
Total United States	57.23	46.74	51.98
Europe	67.37	54.04	62.10
Africa	66.27	51.25	58.98
Asia	67.69	54.70	61.26
Worldwide	59.32	48.58	55.44

Crude oil - per barrel (excluding hedging)
United States
Onshore	$59.61	$46.47	$54.06
Offshore	62.31	47.18	56.07
Total United States	60.43	46.74	54.66
Europe	67.37	54.18	63.13
Africa	66.27	51.37	59.58
Asia	67.69	54.70	61.26
Worldwide	61.82	48.61	57.32

Natural gas liquids - per barrel
United States
Onshore	$20.78	$18.07	$21.98
Offshore	24.28	20.55	26.32
Total United States	21.11	18.43	22.42
Europe	—	28.06	36.98
Worldwide	21.11	18.71	22.78

Natural gas - per mcf
United States
Onshore	$2.47	$2.32	$1.70
Offshore	2.08	2.40	1.67
Total United States	2.38	2.35	1.69
Europe	3.44	3.99	4.99
Asia and other	4.63	4.01	4.59
Worldwide	3.86	3.20	3.69

The following is a summary of the Corporation’s outstanding 2018 commodity hedging program as of March 31, 2018:

Hedge duration	Barrels of oil per day	Average monthly WTI floor price
April 1 to December 31	115,000	$50